UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b)b or 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CREDO Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	84-0772991
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1801 Broadway, Suite 900 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	NASDAQ

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.                                                           Description of Registrant’s Securities to be Registered.

On April 9, 2009, the Board of Directors (the “Board”) of CREDO Petroleum Corporation, a Delaware corporation (the “Company”), entered into a Rights Agreement (the “Original Agreement”) with Computershare Trust Company, N.A., as the Rights Agent.  The Original Agreement sets forth the terms under which the Company would issue preferred share purchase rights (the “Rights”).  The Board concurrently declared a dividend of one Right for each outstanding share of common stock, par value $.10 per share, of the Company payable on April 10, 2009 to holders of record on that date.

On June 1, 2012, the Board approved and authorized an amendment to the Original Agreement (the “Amended Agreement”).  The primary purposes of the Amended Agreement are to:

•                  Exempt from the definition of Acquiring Person (as defined in the Original Agreement) any person who would otherwise be deemed an Acquiring Person by virtue of the execution and delivery of that certain Agreement and Plan of Merger (the “Merger Agreement’) entered into on June 3, 2012, among the Company, Forestar Group Inc., a Delaware corporation (“Parent”), and Longhorn Acquisition Inc., a Delaware corporation (“Merger Sub”) or by virtue of the execution and delivery of the Voting Agreements, entered into on June 3, 2012, between Parent and the stockholders identified in the Merger Agreement (the “Voting Agreements”), or any agreements ancillary to the Merger Agreement or the Voting Agreements, or as a result of the approval, announcement or consummation of the transactions contemplated by the Merger Agreement, the Voting Agreements or any such ancillary agreements;

•                  Exempt from the definition of Shares Acquisition Date (as defined in the Original Agreement) the execution and delivery of the Merger Agreement, the Voting Agreements or any agreements ancillary thereto, the approval or announcement thereof, or the consummation of the transactions contemplated thereby;

•                  Exempt from the definition of Distribution Date (as defined in the Original Agreement) the execution and delivery of the Merger Agreement, the Voting Agreements or any agreements ancillary thereto, the approval or announcement thereof, or the consummation of the transactions contemplated thereby; and

•                  To cause the Rights to terminate and cease to be exercisable immediately prior to the consummation of the Merger (as defined in the Merger Agreement) if such consummation occurs prior to the Final Expiration Date or the Redemption Date (each as defined in the Original Agreement), and to cause the date of such consummation to be deemed the Final Expiration Date.

The remaining material terms of the Rights remain unchanged from the Original Agreement and a description of such terms is set forth in the Form 8-A filed by the Company with the Securities and Exchange Commission on April 10, 2009 and is incorporated by reference herein.

The foregoing description of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Agreement, which is filed as Exhibit 4.1 hereto and incorporated by reference herein.

Item 2.                                                           Exhibits.

4.1                                                           First Amendment to Rights Agreement, dated June 3, 2012 between Credo Petroleum Corporation, a Delaware corporation and Computershare Trust Company, N.A.

SIGNATURE

Pursuant to the requirements of Section 12 of the the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  June 4, 2012

CREDO PETROLEUM CORPORATION
(Registrant)

By:	/s/ Alford B. Neely
Alford B. Neely
Vice President and Chief Financial Officer